Exhibit 10.1

SIXTH AMENDMENT TO THE
RUMBLEON, INC.
2017 STOCK INCENTIVE PLAN

WHEREAS, RumbleOn, Inc., a Nevada corporation (the “Company”), currently maintains and sponsors the RumbleOn, Inc. 2017 Stock Incentive Plan (as amended, the “Plan”); and

WHEREAS, Section 14(k) of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan from time to time; and

WHEREAS, the Board has determined it to be in the Company’s best interests to amend the Plan as set forth herein; and

NOW, THEREFORE, effective upon the Company’s Stockholders’ approval as set forth in Section 14(k) of the Plan, the following amendment to the Plan is hereby adopted:

1.The last sentence of Section 5(a) of the Plan shall be amended and restated to read as follows: “The maximum number of shares of Class B common stock that may be issued pursuant to Awards granted under the Plan shall be 5,791,461. Subject to the provisions of Section 5(e) of the Plan, the number of shares of Class B common stock that may be issued pursuant to Awards granted under this Plan may be increased by the Board during each fiscal year, beginning with the 2026 fiscal year, by up to five percent (5%) of the outstanding shares of all classes of the Company’s common stock on the last day of the immediately preceding fiscal year.”

2.Section 5(b)(i) of the Plan shall be amended and restated to read as follows:

“Limitations on Incentive Stock Options. With respect to the shares of Class B common stock issuable pursuant to this Section, a maximum of 5,791,461 of such shares may be subject to grants of Incentive Stock Options.”

3.Sections 5(b)(ii), 5(b)(iii) and 5(b)(iv) shall be deleted in their entirety.
4.Section 5(d) of the Plan shall be amended and restated to read as follows:

“Cancelled, Forfeited, or Terminated Awards. Notwithstanding anything to the contrary in this Plan, if all or any portion of an Award under this Plan is cancelled, forfeited or terminated or shares are not issuable thereunder for any reason prior to exercise, delivery, settlement or becoming vested in full (including, for the avoidance of doubt, shares used to pay the exercise price of a stock option or stock appreciation right, purchase price of an Award or any taxes or tax withholdings on an Award), the shares of Common Stock that were subject to such Award or such portion of such Award shall, to the extent cancelled, forfeited, terminated, or not issued thereunder, immediately become available for future Awards granted under this Plan.”

5.The penultimate sentence of Section 5(e) of the Plan shall be deleted in its entirety and the following shall be added at the end of the sentence prior to such sentence:
“; provided, however, that the number of shares subject to an Award shall always be a whole number. The Committee may, if deemed appropriate, provide for a cash payment to any holder of an Award in connection with any adjustment made pursuant to this Section 5(e).”
6.The last sentence of Section 14(c) shall be deleted in its entirety.

7.References to Section 162(m) in Section 14(l) of the Plan shall be eliminated such that Section 14(l) relates only to Section 409A of the Code.

8.Except as modified by this Amendment, all of the terms and conditions of the Plan shall remain valid and in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this instrument as of June 4, 2025, on behalf of the Company.

                 RUMBLEON, INC.

By:	/s/ Michael Quartieri
Name:	Michael Quartieri
Title:	Chief Executive Officer

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